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                                                                       Exhibit 5





                                                                January 10, 2000


Republic Technologies International, LLC
RTI Capital Corp.
Republic Technologies International Holdings, LLC
Nimishillen & Tuscarawas, LLC
Bliss & Laughlin, LLC
Canadian Drawn Steel Company, Inc.

c/o Republic Technologies International, LLC
3770 Embassy Parkway
Akron, Ohio  44333-8367

Ladies and Gentlemen:

                  We have acted as counsel to Republic Technologies International, LLC, a Delaware limited liability company ("Republic Technologies"), and RTI Capital Corp., a Delaware corporation (together with Republic Technologies, the "Issuers") and to Republic Technologies International Holdings, LLC, a Delaware limited liability company ("Holdings"), Nimishillen & Tuscarawas, LLC, a Delaware limited liability company ("N&M"), Bliss & Laughlin, LLC, a Delaware limited liability company (together with Holdings, N&M, the "U.S. Guarantors") and as U.S. counsel to Canadian Drawn Steel Company, Inc., a Canadian corporation (the "Canadian Guarantor" and, together with the U.S. Guarantors, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of up to $425,000,000 aggregate principal amount of 13-3/4% Senior Secured Notes due 2009 (the "Exchange Notes") and the issuance by the Guarantors of guarantees (the "Guarantees"), with respect to the Exchange Notes. The Exchange Notes and the

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Guarantees will be issued under an indenture (the "Indenture") dated as of
August 13, 1999, among the Issuers, the Guarantors and United States Trust Company of New York, as Trustee. The Exchange Notes will be offered by the Issuers in exchange for $425,000,000 aggregate principal amount of its outstanding 13-3/4% Senior Secured Notes due 2009 (the "Notes").

                  We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

                  In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. We have assumed further that (1) the Canadian Guarantor is validly existing under the laws of Canada and has duly authorized, executed and delivered the Indenture in accordance with its charter documents and by-laws and the laws of Canada, (2) execution, delivery and performance, as the case may be, by the Canadian Guarantor of the Indenture and the Guarantees do not and will not violate the laws of Canada or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States) and (3) execution, delivery and performance, as the case may be, by the Canadian Guarantor of the Indenture and the Guarantees

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do not and will not constitute a breach or violation of any agreement or instrument which is binding upon the Canadian Guarantor.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

                  1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

                  2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

                  Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law), (3) an implied covenant of good faith and fair dealing and (4) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the law of the State of New York and the Federal law of the United States.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


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                                            Very truly yours,



                                            /s/  SIMPSON THACHER & BARTLETT
                                            SIMPSON THACHER & BARTLETT